                                                                EXHIBIT 12.1

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES
        COMPUTATION OF RATIO OF DEFICIENCY OF EARNINGS TO FIXED CHARGES






                                                Years Ended December 31,
                                       ----------------------------------------
                                         1994           1995             1996
                                       ---------    -----------        --------

Earnings: Loss before income
tax and minority interests           $(3,975,000)   $(10,636,000)    $(45,433,000)

Add: Fixed Charges                       693,000       3,820,000       33,301,000

Less: Capitalized Interest                     -               -        1,994,000
                                     -----------  --------------     ------------
Earnings                             $(3,282,000)     (6,816,000)     (14,126,000)

Fixed charges:

  Interest expense                       693,000       3,704,000       32,164,000
  Amortization of debt
    expense
                                               -         116,000        1,137,000
                                     -----------  --------------     ------------
Fixed charges                            693,000       3,820,000       33,301,000

Ratio of earnings to fixed
charges                                        -               -                -

Deficiency of earnings avail-
able to cover fixed charges           (3,975,000)    (10,636,000)     (47,427,000)




                                Pro Forma (1)
                               -------------

                                Year Ended       Three Months Ended March 31,
                                December 31,    -------------------------------
                                  1996              1996             1997
                               -----------      ------------    ---------------
Earnings: Loss before income
tax and minority interests     $(53,699,000)    $(7,163,000)     $(24,674,000)

Add: Fixed Charges               33,301,000       3,852,000        15,792,000

Less: Capitalized Interest        1,994,000           9,000           987,000
                               ------------      ----------      ------------
Earnings                        (22,392,000)     (3,320,000)       (9,869,000)

Fixed charges:
  Interest expense               32,164,000       3,741,000        15,212,000
  Amortization of debt
    expense
                                  1,137,000         111,000           580,000
                               ------------      ----------      ------------
Fixed charges                    33,301,000       3,852,000        15,792,000

Ratio of earnings to fixed
charges                                   -               -                 -

Deficiency of earnings avail-
able to cover fixed charges     (55,693,000)     (7,172,000)      (25,661,000)



-----------------
(1) Pro forma data gives effect to the merger with MAN (which occurred on May 5, 1997). See the Unaudited Pro Forma Combined Consolidated Statements of Operations included on pages F-3 and F-4 of the Prospectus.